Exhibit 4.11
NEWPARK RESOURCES, INC.
RESTRICTED STOCK AGREEMENT
     1. Grant of Restricted Stock. Subject to the conditions described in this agreement (the “Award Agreement”) and in the Newpark Resources, Inc. 2006 Equity Incentive Plan (As Amended and Restated Effective June 10, 2009), as may be amended from time to time (the “Plan”), Newpark Resources, Inc., a Delaware corporation (the “Company”), hereby grants to ____________________________ (“Participant”) all rights, title and interest in the record and beneficial ownership of ________________ (______) shares (the “Restricted Stock”) of common stock, $0.001 par value per share, of the Company (“Common Stock”). This Award of Restricted Stock shall be effective as of the date (the “Date of Grant”) of approval by the Compensation Committee. The Date of Grant is ________________ _____, 20___. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.
     2. Vesting.
     (a) Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Award Agreement, Participant shall vest in his rights under the Restricted Stock and the Company’s right to the return and reacquisition of such shares by or upon Participant’s forfeiture shall lapse with respect to the Restricted Stock according to the following schedule:
     (i) ____________ of the Restricted Stock (rounded to the nearest whole number of shares) shall vest on the[ first anniversary] of the Date of Grant.
     (ii) ____________ of the Restricted Stock (rounded to the nearest whole number of shares) shall vest on the [second anniversary] of the Date of Grant.
     (iii) [Additional anniversaries as necessary.]
     (iv) The remainder of the Restricted Stock shall vest on the _______ anniversary of the Date of Grant.
The term “Restriction Period” refers to the period, applicable to a given share of Restricted Stock, from the Date of Grant until that share of Restricted Stock has become vested and the restrictions thereon have lapsed, whether pursuant to Section 2(a) or Section 2(b) below. References to the end of the Restriction Period or to times following the Restriction Period shall refer to the time of, or the time following, as the case may be, the vesting of shares of Restricted Stock and the lapse of the restrictions thereon, and shall not be construed to refer to the event of or the period following the forfeiture of shares of Restricted Stock
     (b) Vesting upon Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, then immediately prior to the consummation of such Change in Control, any of the Restricted Stock held by Participant which remain unvested and not previously forfeited at such time shall immediately become vested. For purposes of this Award Agreement, “Change of Control” shall have the meaning set forth in the Plan unless the Participant has entered into a change of control letter agreement with the Company (a “Change in Control Agreement”), in which event the term shall have the meaning set forth in the Change in Control Agreement. To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the Plan, the definition in the Change in Control Agreement shall control. Upon the occurrence of a Change in Control or Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to the acceleration of vesting of any Awards, including the Award evidenced by this Award Agreement, shall control.
In the case any item of income under the Award subject to this Award Agreement to which the definition of “Change in Control” under the Plan or Change in Control Agreement, as appropriate, would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change in Control” under the Plan or Change in Control Agreement, as appropriate, and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).
     3. Issuance and Transferability.
     (a) Registration and Restricting Legend. Upon grant, the Restricted Stock granted hereunder shall be represented by uncertificated shares designated for the Participant in book-entry registration on the records of the Company’s transfer agent or at the discretion of the Company, by a stock certificate issued and registered in the Participant’s name, in each case subject to the restrictions set forth in this Award Agreement. Any book-entry uncertificated shares or stock certificates evidencing the Restricted Stock shall be held in custody by the Company until the restrictions thereon have lapsed, and as a condition of this Award, the Participant shall deliver to the Company a stock power in substantially the form of Exhibit A attached hereto, endorsed in blank, with respect to any certificated shares of Restricted Stock.
The book-entry or share certificates evidencing the Restricted Stock which are the subject of this Award Agreement shall be subject to the following legend:
“The shares represented by this Certificate or book-entry registration have been issued pursuant to the terms of the Newpark Resources, Inc. 2006 Equity Incentive Plan (As Amended and Restated Effective June 10, 2009) and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of the Restricted Stock Agreement dated __________, 20_.”
In addition, the shares of Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the Company may deem advisable under applicable securities laws, or to implement the terms, conditions or restrictions under this Award Agreement.
Subject to, and following, the vesting of any portion of the shares of Restricted Stock and the removal of any restrictions thereon in accordance with Section 2 of this Award Agreement, the Company will cause the book-entry for such portion of the Restricted Stock to be modified to remove the foregoing legend or, at the Company’s discretion, issue a stock certificate without such restrictive legend, in each case only with respect to the vested portion of the shares of Restricted Stock registered on the Company’s books and records in the name of the Participant. Following the expiration of the Restriction Period, the Company will cause all restrictions to be removed from the book-entry registrations or, at the Company’s discretion, issue a stock certificate without such restrictive legend, for any shares of the Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapse, in each case only to the extent such action has not previously been taken in accordance with the provisions of this paragraph.
     (b) Prohibition on Transfer. During the Restriction Period, the Restricted Stock shall not be transferable. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement. In the case of Participant’s death or Disability, Participant’s vested rights under this Award Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.
     4. Forfeiture. In the event of the termination of the Participant’s employment during the Restriction Period by either the Company or by Participant for any reason whatsoever, including, without limitation, as a result of the Participant’s death or Disability, the unvested portion of the Restricted Stock held by Participant at that time shall immediately be forfeited; provided, however, that if the Participant is a party to a Change in Control Agreement and the Participant’s employment is terminated under circumstances covered by such Change in Control Agreement, the provisions of the Change in Control Agreement shall control.
     5. Ownership Rights/Dividends. Subject to any reservations, conditions or restrictions set forth in this Award Agreement and/or the Plan, upon grant to Participant of the Restricted Stock, Participant shall be the holder of record of the Restricted Stock and shall have all of the rights of a stockholder with respect to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends and other distributions payable with respect to the Restricted Stock; provided, however, that during the Restriction Period, any dividends, cash or stock, that would otherwise be payable or deliverable on any shares of Restricted Stock shall be deferred and shall not be paid or delivered unless and until such share or shares of Restricted Stock become fully vested and the restrictions thereon lapse. In the event of the forfeiture of any shares of the Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock and shall forfeit any dividends, whether in cash or stock, related to the forfeited shares of Restricted Stock. To the extent the shares of Restricted Stock shall become fully vested and the restrictions thereon shall lapse, all dividends, whether in cash or stock, or other distributions payable with respect to the Restricted Stock, if any, shall be paid or delivered to the Participant without interest within ten (10) days of the date on which the underlying share or shares of Restricted Stock vest and the restrictions thereon lapse. If and to the extent vesting of any share or shares of Restricted Stock occurs by reason of a Change in Control, then notwithstanding the foregoing, the vesting of any accrued dividends on any such shares of Restricted Stock shall be controlled by and separately determined in accordance with the last paragraph of Section 2(b) above. Pending the payment or delivery of any such dividends, the Company’s obligation in respect thereof shall constitute an unfunded, unsecured general obligation of the Company.
     6. Reorganization of the Company. The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     7. Changes in Capitalization. In the event that at any time after the Date of Grant the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, spin-off, recapitalization, reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company including stock split, stock dividend, combination of shares or the like, the aggregate number of shares of Restricted Stock which have not vested under this Award Agreement, subject to any required action by the stockholders of the Company, shall automatically be proportionately adjusted.
     8. Certain Restrictions. By executing this Award Agreement, Participant acknowledges that he will make or enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan. The Company may from time to time impose such conditions on the transfer of the Restricted Stock as it deems necessary or advisable to ensure that any transfers of the Restricted Stock will satisfy the applicable requirements of federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to transfer the Restricted Stock until the Restricted Stock has been registered under the Securities Act of 1933, as amended.
     9. Amendment and Termination. This Award Agreement may not be terminated by the Board of Directors or the Compensation Committee at any time without the written consent of Participant. No amendment or termination of the Plan will adversely affect the rights and privileges of Participant under the Award Agreement or to the Restricted Stock granted hereunder without the consent of Participant.

     10. No Guarantee of Employment. Neither this Award Agreement nor the award of Restricted Stock evidenced hereby shall confer upon Participant any right with respect to continuance of employment with the Company nor shall it interfere in any way with the right the Company would otherwise have to terminate such Participant’s employment at any time.
     11. Clawback Policy. Notwithstanding any provisions in the Plan or this Award Agreement to the contrary, this Award Agreement and any shares of Restricted Stock (and dividends accrued thereon) subject to this Award Agreement including, without limitation, shares of Restricted Stock that have vested and with respect to which restrictions imposed thereon have lapsed, and any dividends on such shares that have been paid, shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.
     12. Taxes and Withholdings.
     (a) Tax Consequences. The granting, vesting and/or sale of all or any portion of the Restricted Stock may trigger tax liability. Any dividends on Restricted Stock may also trigger tax liability. Participant agrees that he shall be solely responsible for any such tax liability. Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.
     (b) Withholding. Participant acknowledges that the vesting of Restricted Stock granted pursuant to this Award Agreement, the making of an election under Section 83(b) of the Code and the vesting and payment of any accrued dividends may result in federal, state or local tax withholding obligations. Participant understands and acknowledges that the Company will not deliver shares of Common Stock or make any payment of accrued dividends until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan. As such, if the Company requests that Participant take any action required to effect any action described in this Section 12 and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, Participant hereby agrees to promptly take any such action.
     (c) Section 83(b). Participant shall be permitted, at the Participant’s sole discretion, to make an election under Section 83(b) of the Code with regard to the Restricted Stock granted hereunder. Participant understands that any election under Section 83(b) of the Code with regard to the Restricted Stock must be made within thirty (30) days of the Date of Grant and that, in the event of such election, Participant will so notify the Company in writing in accordance with the Plan.

     13. No Guarantee of Tax Consequences. The Company, Board of Directors and Compensation Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to Participant.
     14. Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board of Directors or the Compensation Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors or the Compensation Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.
     15. Terms of the Plan Control. This Award Agreement and the underlying Award are made pursuant to the Plan. The terms of the Plan, as amended from time to time and interpreted and applied by the Compensation Committee, shall govern and take precedence in the event of any conflict with the terms of this Award Agreement. Notwithstanding the foregoing, if the Participant is a party to a Change in Control Agreement, in the event of any conflict between the terms of this Award Agreement and the Plan, and the terms and provisions of such Change in Control Agreement, the terms of the Change in Control Agreement shall control.
     16. Governing Law. This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.
     17. Consent to Electric Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.
[signature blanks follow]

Executed:                                         .

NEWPARK RESOURCES, INC.
By:
Name:
Title:

Accepted:                                         .

PARTICIPANT:

[PARTICIPANT NAME INSERT HERE]

Address:

[PARTICIPANT ADDRESS OF]
[RECORD INSERT HERE]

EXHIBIT A
Assignment Separate from Certificate
FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers unto Newpark Resources, Inc. a Delaware corporation (the “Company”), _____________ (_____________) shares of common stock of the Company represented by Certificate No. ________ and does hereby irrevocably constitute and appoint _____________________, or his designee or successor, as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.
     Dated: _________________, 20__.

Print Name

Signature
INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE AWARD AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PARTICIPANT.